EXHIBIT 99.1

Newton Shafts, a Division of Sacks Parente, Announces the Signing of PGA TOUR Champions Player Ken Duke as its First Player to its Roster

CAMARILLO, CA, January 22, 2024 – Newton Golf Shafts, the newly established business division of Sacks Parente Golf, Inc. (Nasdaq: SPGC) (“SPG” or the “Company”) specializing in advanced shafts using proprietary carbon fiber technology, announces the signing of PGA TOUR Champions player Ken Duke as its first player to represent the Newton brand. Duke has chosen to use the new Newton Motion Shaft in his driver during the upcoming 2024 season.

Following his victory at last year’s Shaw Charity Classic on the PGA TOUR Champions, Duke made the switch to the Newton Motion shaft at the TOUR’S Constellation FURYK & FRIENDS event in October. Notably, he ranked first in driving accuracy in that event, successfully hitting 40 of 42 fairways, setting the stage for a series of impressive performances. Since incorporating the Newton Shaft into his bag, Duke has finished first, third, tied for twelfth, and tied for first in driving distance accuracy in events on the PGA Tour Champions.

“What I like about the Newton Shaft is that it is very consistent,” said Duke. “As a professional golfer, that’s what we look for. It’s unbelievable how I can shape it. Not only that, but I’ve gained 6-15 yards with it and still get the height that I want. I’m so excited about the shaft and how it can improve my game.”

The Newton Motion driver shaft is a carbon fiber shaft designed to enhance a golfer’s performance by promoting straighter and longer shots with reduced effort. Using the Company’s proprietary shaft design and construction, the Newton Motion shaft features four essential technologies:

●	Elongated Bend Profile - The shaft is designed to bend over a longer span of its length, improving club head speed. The added flexibility of the carbon fiber gives the impression the golfer doesn’t need to exert excessive force during the swing.
●	Kinetic Storage Construction – A proprietary construction empowers the fibers to store more energy that is harnessed through the elongated bend, resulting in a significant boost in exit velocity.
●	Newton Symmetry360 Design – ensures consistent flex, regardless of the driver’s clocking position.
●	Variable Bend Profile – meticulously designed to match the bend and torque requirements of each flex. Whether a slow or high swing speed, the Newton Motion technology tailors to the torque.

“We are ecstatic that Ken put the shaft in his bag so quickly,” said Greg Campbell, Executive Chairman, Sacks Parente Golf, Inc. “It underscores the performance of our proprietary technology aimed at helping players achieve longer and straighter drives.”

In addition to his adoption of the Newton shaft, Duke will collaborate with the Newton brand, providing valuable player insights for product design.

About Sacks Parente Golf

Sacks Parente Golf, Inc. serves as the parent entity of technology-forward golf companies that help golfers elevate their game. With a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, the Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (U.L.B.P.) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts.

In consideration of its growth opportunities in golf shaft technologies, the Company expanded its manufacturing business in April of 2022 to develop the advanced Newton brand of premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth.

The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, Club Champion retail stores, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at https://sacksparente.com/.

Media Contact for SPG:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com

Investor Contact:

CORE IR

516-222-2560

investors@sacksparente.com